Exhibit 99.2
May 1, 2014

Re: Final Liquidation and Dissolution of Wells Real Estate Fund VIII, L.P.

Dear Wells Limited Partnership Investor:

Enclosed is the final audited statement of changes in net assets in liquidation for Wells Real Estate Fund VIII, L.P. (the Fund), the liquidation statement provided below, as well as your share of the final liquidating distribution for the Fund, if applicable. Please note that this distribution will be made in strict accordance with the partnership agreement, which dictates how proceeds will be distributed. As a result, if you are a Class B unit holder, you will not be eligible for this distribution.

Following the last net sale proceeds distribution in April 2014, we reserved approximately $564,000 of both cash from operations and net sale proceeds to fund future expenses and obligations of the Fund. Of this amount, approximately $91,300 has been reserved to fund final dissolution expenditures for the Fund including, but not limited to, legal fees, audit and tax fees, printing and postage costs, and other administrative expenses. Accordingly, at this time, pursuant to the terms of the partnership agreement, the remaining proceeds of approximately $472,700 are being distributed as the final liquidating distribution for the Fund. This transaction marks the completion of this investment program, bringing it full cycle.

In conjunction with the dissolution, the Fund has transferred its remaining cash reserves to Wells Capital, Inc., the corporate general partner of Wells Partners, L.P., its General Partner, to allow Wells Capital, Inc. to satisfy the Fund’s remaining liabilities on its behalf.

Liquidation Statement

Total Assets as of the Date of Liquidation	$598,007
Less: Reserves for Remaining Debts and Liabilities of the Fund	$125,307
Liquidating Distributions being paid to Limited Partners	$472,700

Summary of Wells Real Estate Fund VIII, L.P.
The Fund was originally launched in January 1995 and raised $32,042,689. Over the life of the program, we have paid operating cash distributions of approximately $22,508,000 to Class A investors. We also provided passive losses to Class B investors. Additionally, the assets in the program were sold, with net sale proceeds allocated to the Fund totaling approximately $30,589,000. The last net sale proceeds distribution of approximately $5,314,000 was made in April 2014.

Passive Loss Considerations for Class B Investors Only
As you may remember, part of the design of the Class B units in the Fund was to receive passive losses during the Fund’s operations. Over the course of the Fund’s life, Class B investors were allocated passive losses that roughly equaled their total investment.

Continued on reverse

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel: 844-255-4891

If you are a Class B unit holder, you may have unused passive losses, due to the passive loss limitations of the Tax Code. Now that the Fund is closed, unused passive losses may be available to offset current ordinary income on your 2014 income tax return. The availability of unused passive losses is unique to each individual taxpayer based on their actual tax filings over the investment period in the Fund. Wells Real Estate Funds and its affiliates do not render tax advice; therefore, you should consult with your tax advisor to determine if you have any unused passive losses. Typically, these unused losses would be reflected on Form 8582 of your personal income tax return (Form 8810 for corporations).

We have provided you information on your passive losses on an annual basis on your Schedule K-1 (along with the subsequent income or gain resulting from the sale of the real estate assets). We hope that this information will be helpful when you prepare your 2014 tax returns, as we want to ensure that you have maximized the benefits to which you are entitled. Your final Schedule K-1s will be mailed in the third quarter of 2014.

Should you have any questions about your investment, please contact our Client Services Specialists at 844-255-4891. I am honored to have had the opportunity to serve you and want to thank you for your participation in the Wells Real Estate Fund VIII, L.P. program.

Sincerely,

Leo F. Wells III
General Partner

Enclosures

Disclosure
This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, transaction costs and prices, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.